As filed with the Securities and Exchange Commission on February 4, 2016

Registration No. 333-200853, 333-196673, 333-165013, 333-176313, 333-113723, 333-183094

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-200853

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-196673

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-165013

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-176313

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-113723

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-183094

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE PEP BOYS – MANNY, MOE & JACK

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	23-0962915 (I.R.S. Employer Identification Number)

3111 West Allegheny Avenue

Philadelphia, Pennsylvania 19132

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

The Pep Boys Savings Plan

The Pep Boys – Manny, Moe & Jack 2014 Stock Incentive Plan

The Pep Boys Savings Plan

The Pep Boys Savings Plan – Puerto Rico

The Pep Boys – Manny, Moe & Jack Employee Stock Purchase Plan.

The Pep Boys Deferred Compensation Plan

(Full title of the plans)

Brian D. Zuckerman

The Pep Boys – Manny, Moe & Jack

3111 West Allegheny Avenue

Philadelphia, Pennsylvania 19132

(215) 430-9000

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

These post-effective amendments filed by The Pep Boys — Manny, Moe & Jack, a Pennsylvania corporation (the”Company”), hereby amend the following registration statements (each, a “Registration Statement”, and collectively, the “Registration Statements”) to deregister any securities registered pursuant to the Registration Statements that remain unissued under such Registration Statements:

•                  Registration Statement on Form S-8 (No. 333-200853), pertaining to the registration of 3,000,000 shares of the Common Stock, par value $1.00 per share, of The Pep Boys — Manny, Moe & Jack to be offered and sold pursuant to the terms of The Pep Boys Savings Plan, as amended.

•                  Registration Statement on Form S-8 (No. 333-196673), pertaining to the registration of 2,000,000 shares authorized to be offered and sold under The Pep Boys — Manny, Moe & Jack 2014 Stock Incentive Plan, as amended and restated.

•                  Registration Statement on Form S-8 (No. 333-165013), pertaining to the registration of 3,000,000 shares of the Common Stock, par value $1.00 per share, of The Pep Boys — Manny, Moe & Jack to be offered and sold pursuant to the terms of The Pep Boys Savings Plan, as amended, and an additional 300,000 shares to be offered and sold pursuant to the terms of The Pep Boys Savings Plan — Puerto Rico, as amended.

•                  Registration Statement on Form S-8 (No. 333-176313), pertaining to the registration of 2,000,000 shares of the Common Stock, par value $1.00 per share, of The Pep Boys — Manny, Moe & Jack to be offered and sold pursuant to the terms of The Pep Boys — Manny, Moe & Jack Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-113723), pertaining to the registration of deferred compensation obligations of the Registrant outstanding under the The Pep Boys Deferred Compensation Plan.

•                  Registration Statement on Form S-8 (No. 333-183094), pertaining to the registration of 3,000,000 shares of the Common Stock, par value $1.00 per share, of The Pep Boys — Manny, Moe & Jack to be offered and sold pursuant to the terms of The Pep Boys Savings Plan, as amended.

On December 30, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Icahn Enterprises Holdings L.P., a Delaware limited partnership (“Parent”), and IEP Parts Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).  The Merger became effective on February 4, 2016 pursuant to a Statement of Merger filed with the Department of State of the Commonwealth of Pennsylvania and a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements.  In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statements by removing from registration all securities of the Company registered under the Registration Statements that remain unsold.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on February 4, 2016.

THE PEP BOYS – MANNY, MOE & JACK

By:	/s/ Brian D. Zuckerman
Name:	Brian D. Zuckerman
Title:	SVP – General Counsel & Secretary

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